EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Beazer Homes Accelerates Pace of Share Repurchases
Updates Net Debt to Net Capitalization Ratio Expectations
Atlanta, Georgia – February 6, 2025 – Beazer Homes USA, Inc. (NYSE: BZH) today announced that it is accelerating the pace of its share repurchases in light of recent share price dislocation. The Company will continue to repurchase shares pursuant to the Company’s previously authorized share repurchase program, under which approximately $24.8 million remains available.
Since January 30th, after reporting earnings for the first quarter of 2025, the Company has repurchased approximately $4.1 million of its shares at a weighted average price of $21.86. The Company plans to increase the pace of its repurchases in light of current market conditions.
"We believe accelerating the pace of our share repurchases makes a lot of sense. The ability to buy back our shares at a significant discount to book value represents a compelling investment opportunity and we plan to act on it,” said Allan P. Merrill, Chairman and Chief Executive Officer.
Considering the acceleration of its share repurchase program, the Company also announced that debt reduction is expected to moderate in the near term. Specifically, the Company now projects its net debt to net capitalization ratio will be in the low 30% range by the end of fiscal 2026 and will be in the mid-to-high 30% range by the end of fiscal 2025. Notwithstanding this near-term moderation in leverage reduction, the Company remains committed to its long-term goal of reducing its net debt to net capitalization ratio below 30%. Furthermore, the Company reaffirmed its outlook for its two other Multi-Year Goals: reaching 200 active communities by the end of fiscal 2026 and starting 100% of its homes qualified as Zero Energy Ready by the end of calendar 2025.
“From a capital allocation perspective, we believe modestly slowing our deleveraging efforts in order to repurchase a meaningful amount of our stock at a significant discount to book value is fully consistent with our balanced growth strategy, which was specifically designed to give us the flexibility necessary to quickly respond to changing market conditions,” Mr. Merrill stated.
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize a number of primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.

We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, including our plans to accelerate our share repurchases and moderate our debt reduction goals, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among others, the risks, uncertainties and other factors discussed under “Risk Factors” in the our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, which was filed with the SEC on November 13, 2024. Statements in this press release that are “forward-looking” include, without limitation, statements about (i) our plans to accelerate the pace of share repurchases in light of current market conditions, (ii) our belief that buying back shares at a significant discount to book value represents a compelling investment opportunity, (iii) moderating our expectations with respect to our net debt to net capitalization ratios at the end of 2025 and 2026 and (iv) our plans and expectations with respect to capital allocation. Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.
For more information, please contact:
David I. Goldberg
SVP and Chief Financial Officer
Beazer Homes USA, Inc.
770-829-3756
david.goldberg@beazer.com